       As filed with the Securities and Exchange Commission on February 26, 1997
                                                   Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   -----------
                          MOLECULAR DEVICES CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                       3826                    94-2914362
(State or other jurisdiction (Primary Standard Industrial     (I.R.S. Employer
     of incorporation or      Classification Code Number) Identification Number)
        organization)

                                   -----------
                               1311 ORLEANS DRIVE
                               SUNNYVALE, CA 94089
                                 (408) 747-1700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                   -----------
                                 ANDREW GALLIGAN
               VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                          MOLECULAR DEVICES CORPORATION
                               1311 ORLEANS DRIVE
                               SUNNYVALE, CA 94089
                                 (408) 747-1700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------

                                   Copies to:

                                ANDREI M. MANOLIU
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (415) 843-5000
                                   -----------

        Approximate date of commencement of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                   -----------
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                   -----------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
    TITLE OF SECURITIES               AMOUNT TO BE          PROPOSED MAXIMUM             PROPOSED MAXIMUM             AMOUNT OF
     TO BE REGISTERED                  REGISTERED      OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE (1)  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value            46,830                  $14.57                    $682,313.10                 $206.75
==================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market System on February 24, 1997.

                                   -----------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          MOLECULAR DEVICES CORPORATION

                              CROSS-REFERENCE SHEET

                    PURSUANT TO ITEM 501(b) OF REGULATION S-K
                  SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                          REQUIRED BY ITEMS OF FORM S-3


           ITEM NUMBER AND HEADING IN FORM S-3
                 REGISTRATION STATEMENT                          LOCATION IN PROSPECTUS
           -----------------------------------                ----------------------------

1.   Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus..........      Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages of
     Prospectus......................................      Inside Front and Outside Back Cover Pages

3.   Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges....................      The Company; Risk Factors

4.   Use of Proceeds.................................      Use of Proceeds

5.   Determination of Offering Price.................      Not Applicable

6.   Dilution........................................      Not Applicable

7.   Selling Security Holders........................      Selling Stockholders

8.   Plan of Distribution............................      Outside Front Cover Page; Plan of Distribution

9.   Description of Securities to be Registered......      Not Applicable

10.  Interests of Named Experts and Counsel..........      Not Applicable

11.  Material Changes................................      Not Applicable

12.  Incorporation of Certain Information
     By Reference....................................      Inside Front Cover Page

13.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities..      Not applicable

                                   PROSPECTUS

                                  46,830 SHARES


                          MOLECULAR DEVICES CORPORATION

                                ----------------

                                  COMMON STOCK

                                ----------------


         All of the shares of Common Stock of Molecular Devices Corporation (the "Company") offered hereby (the "Shares") are being offered and sold by the Selling Stockholders. The Shares were purchased by the Selling Stockholders from the Company in connection with an acquisition in 1996. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders."

         The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution.

         The Selling Stockholders, directly or through agents, dealers or underwriters, may sell the Shares offered hereby from time to time on terms to be determined at the time of sale. The Company's Common Stock is traded on the Nasdaq National Market System under the symbol MDCC. The last reported sales price on the Company's Common Stock on the Nasdaq National Market on February 24, 1997 was $14.50 per share.

                                ----------------

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 9.

                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $23,207. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act.


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 26, 1997

         No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market System, and such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any document or contract may be incomplete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are by this reference incorporated in and made a part of this Prospectus:

(1) The Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed on March 26, 1996, including all matters incorporated by reference therein;

(2) The Proxy Statement filed on April 25, 1996, including all matters incorporated by reference therein;

(3) The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, filed on May 2, 1996;

(4) The Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, filed on August 14, 1996, including all matters incorporated by reference therein; and

(5) The Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, filed on November 13, 1996, including all matters incorporated by reference therein.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be


                                       4.

modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon a written or oral request to Molecular Devices Corporation, Attention: Andrew Galligan, 1311 Orleans Drive, Sunnyvale, California 94089, telephone number (408) 747-1700.


                                       5.

                                   THE COMPANY

         The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto incorporated by reference in this Prospectus.

         Molecular Devices Corporation (the "Company") designs, develops, manufactures and markets proprietary, high performance, bioanalytical measurement systems, including consumables, designed to accelerate and improve the cost-effectiveness of the drug discovery and development process. The Company integrates its expertise in engineering, molecular and cell biology and chemistry to develop proprietary core technologies which it incorporates into its sophisticated bioanalytical systems, including MAXline Microplate Readers, Threshold System and Cell Analysis Systems. The Company's innovative bioanalytical systems are designed to provide greater speed, sensitivity and reproducibility than traditional instruments or methods. As part of its strategy to provide complete customer solutions, the Company also offers a broad range of consumables, including ultraviolet-transparent microplates for certain of the MAXline Microplate Readers, assay kits for the Threshold System and disposable capsules for certain of the Cell Analysis Systems, as well as software upgrades, and service and technical support on a contract basis. The Company's systems have applications in many aspects of the therapeutic development process, from drug discovery and clinical research through manufacturing and quality control.

         Industry sources estimate that approximately 50,000 research groups are engaged in life sciences research activities worldwide, including academic institutions, government laboratories and private foundations, as well as biotechnology, pharmaceutical and chemical companies. The increased emphasis on reducing costs and optimizing resources in the life sciences is forcing these organizations to be more selective in the allocation of their research budgets by embracing new technologies which accelerate and improve the cost-effectiveness of the drug discovery and development process. As a result, research groups are increasingly relying on a variety of advanced techniques, including combinatorial chemistry, genomics and molecular biology, to develop novel therapeutics that address complex biological problems in fields such as oncology, virology, neurology and auto-immune diseases. Through combinatorial chemistry (the process of assembling chemical molecules to rapidly produce many ordered sequences of such molecules), scientists are creating large libraries of novel compound structures, thereby dramatically augmenting compound libraries historically limited to natural molecule sources, such as plant extracts or microbial fermentation broths. The worldwide effort to sequence the human genome is beginning to identify novel molecules that will likely become targets for new therapeutic products. Molecular biology continues to provide the capability to manipulate living systems through an enhanced understanding of the role played by DNA, proteins and RNA in cellular processes.

         The Company is widely perceived as a leader in microplate reader technology and believes it was the first to introduce microplate readers allowing high throughput kinetic analysis and the detection of DNA, proteins and RNA in a 96-well microplate format. The Company introduced the first in its family of MAXline Microplate Readers in 1987 and continues to develop systems offering innovative capabilities in a microplate format. The Company believes that these innovations, along with proprietary analytical software programs allowing for the acquisition and processing of large quantities of biochemical and biological data, have significantly expanded the market for microplate reader technology.

         The Threshold System was introduced in 1989 in response to the growing number of biopharmaceuticals entering clinical trials and the need for more sensitive and reproducible methods to detect contaminants in therapeutics during the manufacturing and quality control process. The Threshold System is a fully-integrated system capable of rapidly and accurately quantitating DNA with a picogram-level sensitivity.

         The Company introduced the first in its family of Cell Analysis Systems in 1992. These systems detect biological activity at the cellular level. The Company believes that the Cytosensor System is the only single-assay system capable of measuring multiple cellular mechanisms in a real-time, noninvasive manner. As a result, biological responses in receptor targets can be detected in minutes, producing functional information in hours rather than days. The Cytosensor System is currently being used for a broad range of applications including receptor pharmacology, orphan receptor identification and in vitro toxicology testing. The FLIPR System is a high throughput live cell screening system. The FLIPR System is being used in drug screening where large quantities of potential therapeutic compounds are screened for biological activity.

         As part of its strategy to provide complete customer solutions, the Company offers a broad range of consumables, including ultraviolet-transparent microplates for certain of the MAXline Microplate Readers, assay kits for the Threshold System and disposable capsules for the Cytosensor System, as well as software upgrades, and service and technical support on a contract basis.


                                       6.

         The Company distributes its products primarily through direct sales representatives in the United States, Germany and the United Kingdom, as well as through multiple distributors in certain geographic markets. The Company also distributes certain of its MAXline products through a national scientific products distribution company in the United States. The sales effort in the United States is supported by a team of service, technical and applications specialists employed by the Company. The Company currently has an installed base of approximately 8,600 units worldwide and has sold multiple systems to many of its customers.


                                       7.

                                  THE OFFERING

Shares offered ........................  46,830 Shares, all of which are being offered by the Selling Stockholders.

Use of Proceeds........................  The Company will not receive any of the proceeds from the sale of the Shares by
                                         the Selling Stockholders.

Nasdaq National Market Symbol..........  MDCC.









                       -----------------------------------

         SPECTRAmax(TM), Vmax(R), SOFTmax(R), ROBOmax(R), Threshold(R), Cytosensor(R), FLIPR(TM), Cytosoft(R), Liveware(TM) and Molecular Devices(R) are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                                       8.

                                  RISK FACTORS

         THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

         Accumulated Deficit; Uncertainty of Future Operating Results; Quarterly Fluctuations. Although the Company achieved profitability in the fourth quarter of 1992, the Company had an accumulated deficit of $10.4 million at September 30, 1996. Future operating results will depend on many factors, including demand for the Company's products, the levels and timing of government and private sector funding of life sciences research activities, the timing of the introduction of new products by the Company or competing companies, the Company's ability to integrate acquired products and technology into its manufacturing and distributing processes, and the Company's ability to control costs and its ability to attract and retain highly qualified technical, managerial and sales personnel. Furthermore, the Company's gross margins can be significantly affected by many factors, including shifts in product mix between periods or during any particular period, the mix of direct sales as compared with sales through distributors, competitive price pressures or quarterly fluctuations in sales levels relative to fixed costs. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its historic rate of revenue growth or remain profitable on a quarterly basis.

         The Company manufactures its products to forecast rather than to outstanding orders, and products are typically shipped within 30 to 60 days of purchase order receipt. As a result, the Company does not believe the amount of backlog at any particular date is indicative of its future level of sales. Although the Company's manufacturing procedures are designed to assure rapid response to customer orders, they may in certain instances create a risk of excess or inadequate inventory levels if orders do not match forecasts. The Company's expense levels are based, in part, on expected future sales. If sales levels in a particular quarter do not meet expectations, the Company may not be able to adjust operating expenses sufficiently quickly to compensate for the shortfall, and the Company's results of operations may be materially adversely affected. Many of the Company's products are subject to long customer procurement processes. This is particularly true for products, such as the Cell Analysis Systems, that require a significant capital commitment by the customer. For example, the Company estimates that the sales cycle for a Cell Analysis System typically ranges from three to twelve months from initial inquiry to purchase order. Accordingly, the timing of capital equipment purchases by customers is expected to be uneven and difficult to predict. In addition, a portion of the Company's revenues is typically derived from sales of a small number of relatively high-priced systems, and sales of such products may increase as a percentage of revenues in the future. Delays in receipt of anticipated purchase orders of such products could lead to substantial variability in results from quarter to quarter. In addition, the Company has historically received purchase orders and made a significant portion of each quarter's product shipments near the end of the quarter. If that pattern continues, even short delays in the receipt of purchase orders or shipment of products at the end of a quarter could have a material adverse effect on results of operations for that quarter. The Company typically experiences a decrease in the level of sales in the first calendar quarter as compared to the fourth quarter of the preceding year because of budgetary and capital equipment purchasing patterns in the life sciences industry. In 1995, the Company also experienced a decrease in product revenues in the third quarter compared to the second quarter, related to seasonality primarily associated with lower European and academic sales during the summer months. The Company's product revenues increased in the third quarter of 1996 compared to the second quarter of 1996 primarily due to the introduction of a new Cell Analysis product. The Company, however, expects the third quarter seasonality trend to continue in future years as the Company increases its efforts to penetrate international markets. Operating results in any period should not be considered indicative of the results to be expected for any future period. Fluctuations in operating results may also result in fluctuations in the price of the Company's Common Stock.

         Dependence on New Products; Rapid Technological Change. The life sciences instrumentation market is characterized by rapid technological change and frequent new product introductions. The Company's future success will depend on its ability to enhance its current products and to develop and introduce, on a timely basis, new


                                       9.

products that address the evolving needs of its customers. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements. The Company has experienced, and may in the future experience, delays in the development and introduction of new products and product enhancements, and there can be no assurance that the Company will not experience additional delays in the future. In addition, there can be no assurance that new products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market environments or customer requirements, there could be a material adverse effect on the Company's business, financial condition and results of operations.

         Financial Impact of New Product Introductions. The Company is actively engaged in product development programs. The introduction or announcement of new products by the Company or by others could render existing products obsolete or result in a delay of or decrease in purchase orders for existing products, as customers evaluate these new products. Although new products are generally designed to address separate market segments, the introduction of follow-on products could adversely affect sales of existing products in the same product line with less functionality.

         Market Acceptance of New Products. Many of the Company's products are based on innovative technologies that represent alternatives to traditional instruments and methods and as a result may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the technology. This is particularly true where purchase of the product requires a large capital commitment. For example, the Cytosensor System is based on scientific principles, which the Company believes it was the first to establish. Although the Company believes that the basic principles underlying the Cytosensor System technology are generally accepted in the scientific community, to date potential customers have been slow to accept the benefits of this technology for commercial applications. Accordingly, the sales cycle for the Cytosensor System has been, and is expected to continue to be, a relatively long one, and the Company has sold only a limited number of Cytosensor Systems to date. The Company believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance by a broader group of customers of the efficiency and efficacy of the Company's innovative technologies, including the Cytosensor System. There can be no assurance that the Company will be successful in obtaining such broad acceptance.

         Dependence on Capital Spending Policies and Government Research Funding. The Company's customers include pharmaceutical, biotechnology, chemical and industrial companies, and the capital spending policies of these companies can have a significant effect on the demand for the Company's products. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities among various types of research equipment and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by life sciences companies could have a material adverse effect on the Company's business, financial condition and results of operations. Biotechnology companies raise significant amounts of capital through public offerings, and the availability of capital through the public markets can be cyclical. Most of these companies are engaged in active research and development programs that include capital spending. However, there can be no assurance that the raising of capital by these companies will continue at high rates or that the availability of additional capital will result in increased sales of the Company's products.

         A significant portion of the Company's sales to date have been to universities, government research laboratories, private foundations and other institutions, where funding is dependent on grants from government agencies such as the National Institutes of Health ("NIH"). The funding associated with approved NIH grants for instrumentation generally becomes available at particular times of the year, as determined by the government. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions, sometimes without advance notice. Furthermore, increasing political pressures in the United States to reduce or eliminate budgetary deficits may result in reduced allocations to the NIH and the other government agencies that fund research and development activities. If government funding, especially NIH grants, necessary to purchase the Company's products were to become unavailable to researchers for any extended period of time or if overall research funding were to decrease, the Company's business, financial condition and results of operations could be materially adversely affected.

         Highly Competitive Market. The market for the Company's products is highly competitive, and the Company expects competition to increase. The Company competes with many other instrumentation companies for


                                       10.

the allocation of capital funds used in research, including those that do not manufacture microplate readers or biosensor-based products directly competitive with those of the Company. Many of these companies have significantly greater research and development, marketing, financial and other resources than the Company, and therefore represent significant competition. In addition, many companies, research institutions and government organizations that might otherwise be customers for the Company's products employ methods for bioanalytical analysis that are internally developed. Many of these companies also have significantly greater financial, technical, marketing, sales and other resources than does the Company. Moreover, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel.

         Since their introduction in 1987, the MAXline Microplate Readers have been the Company's primary product, accounting for 56%, 60% and 56% of product revenues in 1993, 1994 and 1995, respectively. The market for microplate readers is divided into three general segments: inexpensive microplate readers for customers that require relatively low levels of quantitative accuracy; higher performance microplate readers; and premium performance microplate readers. The Company does not compete in the first segment of this market. The second segment of the microplate reader market is characterized by intense competition from a number of companies that offer, or may in the future offer, products with generally similar performance capabilities as those offered by the Company's products. The Company currently experiences less competition in the third segment of the microplate reader market, although the Company expects that competition will increase in the future, as several current and potential competitors have the technological and financial ability to enter this segment of the market. Many of the Company's competitors have substantially greater financial, technical, marketing, sales and other resources than the Company, and certain of these companies may have a larger market share worldwide. The Company's MAXline products are generally priced at a premium to other microplate readers. The Company competes in the microplate reader market primarily on the basis of performance and productivity, and there can be no assurance that the Company can continue to compete successfully in this market.

         Dependence on Patents and Proprietary Technology. The Company's success will depend in part on its ability to obtain and maintain patent protection for its products, both in the United States and in other countries. Although the Company has a portfolio of U.S. patents and patent applications, as well as foreign counterparts, covering many aspects of its products and technologies, there can be no assurance that patents will issue from any present or future applications or, if patents issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that the patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. The field of life sciences instrumentation is covered by many issued patents and patent applications. Patent applications in the United States remain confidential until a patent is issued and, therefore, the Company's products could in the future be found to infringe third-party patents of which the Company is not currently aware. Although the Company is not currently a party to any patent or other litigation, if the Company's products are suspected of using technology, processes or other subject matter that is claimed under other existing U.S. or foreign patents, or if other companies obtain patents claiming subject matter utilized by the Company, such companies may bring infringement actions against the Company. Because many holders of patents in the field of life sciences instrumentation have substantially greater resources than the Company and because patent litigation is very expensive, the Company may not have the resources necessary to successfully challenge the validity of such patents or withstand claims of infringement or challenges to its patents in cases where the Company's position has merit. Even if the Company is successful in prevailing in such actions, the cost of such litigation could have a material adverse effect on the Company's business, financial condition and results of operations. An adverse outcome in any future patent dispute could subject the Company to significant liabilities to third parties, require disputed rights to be licensed or require the Company to cease using the infringed technology. There can be no assurance that the Company will be able to obtain such licenses or that such licenses, if available, can be obtained on commercially reasonable terms.

         The Company also relies on trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect its intellectual property rights pertaining to its products and technology. There can be no assurance that these agreements and measures will provide meaningful protection of the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure or that others will not independently develop substantially equivalent proprietary technologies. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to protect its intellectual property successfully.


                                       11.

         Dependence on Single-Source Suppliers. Certain components used in the Company's products are currently purchased from single sources. Any delay in the manufacture of such components could materially adversely affect the Company's business, financial condition and results of operations. Additional components, such as optical, electronic and pneumatic devices, are currently purchased in configurations specific to the Company's requirements and, together with certain other components, such as computers, are integrated into the Company's products. Although the Company believes that most of the components used in its products are available from alternate sources, any unanticipated interruption in the supply of these components or other supplies, or changes to the specifications or interface of standard components or supplies adopted unilaterally by their manufacturers, could require the Company to redesign its products to utilize alternative or modified components or supplies. The Company's reliance on sole-source vendors involves several risks in addition to potential shortages of supply, including reduced control over delivery schedules and risks of adverse manufacturing yields, reduced quality and higher costs. In the event of yield, quality, delivery or supply problems, the Company could be forced to delay shipment of products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         Compliance with Government Regulations. The production and marketing of certain of the Company's products and its ongoing research and development activities are subject to regulation by government authorities in the United States and in other countries. To the extent that an analytical instrument will be used in a clinical application, the manufacturer of that instrument must submit to the U.S. Food and Drug Administration (the "FDA"), prior to commercial distribution of the instrument, either a premarket notification ("510(k)") or a premarket approval ("PMA") application. Although the Company has previously received 510(k) clearance with respect to certain clinical applications of its products, it has limited experience in obtaining regulatory approvals. There can be no assurance that the FDA or certain corresponding state or international government agencies will permit marketing of the Company's products in their respective jurisdictions. Moreover, even if regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including fines, costly recalls or even withdrawal of the product from the market, all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Certain of the Company's products are marketed for inclusion in the clinical trial or manufacturing protocols of its customers. Any change in protocol requires resubmission of the protocol to the FDA for approval. Therefore, once a customer has committed resources to an internally developed method that is part of its product's FDA-approved protocol, it may not be cost-effective or may otherwise be problematic to adopt a different methodology for that product, which may cause a delay in the adoption by the Company's customers of the Company's products. In addition, international regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. As a result of the Company's sales in Europe, the Company may be required to obtain ISO 9000 certification. The Company expects to institute an ISO 9000 compliance program but there can be no assurance that the Company will be successful in meeting certification requirements. The Company is also subject to numerous environmental and safety laws and regulations, including those governing use of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

         Product Liability Risk; Limited Insurance Coverage. The Company's business may expose it to potential liability risks that are inherent in the testing, manufacturing and marketing of its products. The Company currently has only limited product liability insurance, and there can be no assurance that it will be able to maintain such insurance or obtain additional insurance on acceptable terms or that insurance will provide adequate coverage against potential liabilities. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

         International Sales and Operations. Product sales to customers outside the United States accounted for approximately 31%, 38% and 37% of the Company's product revenues in 1993, 1994 and 1995, respectively. The Company expects that international sales will account for an increasing percentage of revenues in the future. Although currently a majority of the Company's international sales are denominated in U.S. dollars, as the Company expands its international operations, it may be required to invoice a greater proportion of its sales in local currencies. Consequently, fluctuations in the value of foreign currencies relative to the U.S. dollar may adversely


                                       12.

effect the Company's results of operations because of currency translation adjustments, or adversely impact sales and profitability if the value of foreign currencies declines relative to the U.S. dollar. International sales and operations may also be materially adversely effected by the imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability or conflicts, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, problems in establishing or managing distributor relationships and general economic conditions.

         Dependence upon International Distributors. The Company markets and sells its products internationally primarily through a network of distributors in certain geographic markets, and directly to customers through its subsidiaries in the United Kingdom and Germany. The Company's international sales are partially dependent upon the marketing efforts of, and sales by, these distributors, many of whom have only recently established relationships with the Company. The Company's distribution agreements generally provide for exclusive distribution arrangements and minimum purchase targets. Such agreements also generally prohibit the distributors from designing, manufacturing, promoting or selling any products that are competitive with the Company's products. The use of distributors involves certain risks, including the risks that distributors will be unable to satisfy financial obligations to the Company or will cease operations. A distributor's inability to invest adequate capital promoting the Company's products or its cessation of operations could materially adversely affect the Company's sales in the territory served by the distributor, until a replacement distributor is located. The Company also does not currently have distributors in a number of significant international markets that it has targeted and will need to establish additional international distribution relationships. There can be no assurance that the Company will engage qualified distributors in a timely manner, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Key Personnel. The Company's future success depends in significant part on the continued service of, and on the Company's continuing ability to attract and retain, highly qualified technical, managerial and sales personnel. Competition for such personnel is intense in the Company's market and geographic location, and there can be no assurance that the Company can retain or attract such employees in the future. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business and results of operations.

         Possible Volatility of Stock Price. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to variations in quarterly operating results, failure to meet expectations of or a change in recommendation by securities analysts, announcements of technological innovations or new products by the Company or its competitors, government policy changes, general trends in the industry and other events or factors, including factors outside the Company's control. In addition, the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices for many high technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

         Concentration of Ownership. Based upon the shares outstanding as of February 14, 1997, approximately 45% of the outstanding shares of Common Stock were held by officers, directors or stockholders holding in excess of 5% of the outstanding Common Stock, and their affiliates. As a result, these stockholders, if they act in concert, will be able to elect a majority of the members of the Board of Directors and thereby continue their control of the Company's management and affairs.

         Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Company's Board of Directors has the authority to issue up to 3,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Furthermore, certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock. In addition, the Company will become subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.


                                       13.

                                   THE COMPANY

         Molecular Devices was incorporated in California in 1983 and reincorporated in Delaware in 1995. Unless the context otherwise requires, "Molecular Devices" and the "Company" refer to Molecular Devices Corporation, a Delaware corporation, its consolidated subsidiaries and the Delaware corporation's predecessor. The Company's executive offices are located at 1311 Orleans Drive, Sunnyvale, California 94089, and its telephone number is (408) 747-1700.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                                 DIVIDEND POLICY

         The Company has not paid any dividends since its inception and does not intend to pay any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors.


                                       14.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned by each Selling Stockholder prior to this offering, the number of shares of Common Stock being offered for the account of each Selling Stockholder and the number of shares of Common Stock to be owned by each Selling Stockholder after completion of this offering. This information is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of Shares thereof that will be held by the Selling Stockholders after such offering can be provided.

                                     SHARES BENEFICIALLY            SHARES BEING         SHARES BENEFICIALLY
SELLING STOCKHOLDER(1)(2)          OWNED PRIOR TO OFFERING             OFFERED        OWNED AFTER OFFERING (3)
-------------------------         ---------------------------          -------        ---------------------------

Bradley D. Neagle                           73,171                      23,415                  49,756

Kirk S. Schroeder                           73,171                      23,415                  49,756











--------------------
(1) Unless otherwise indicated below, the persons named in the table have or will have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) The Selling Stockholders received shares of Common Stock in connection with the Company's acquisition of NovelTech, Inc. in June 1996. They are currently employed by the Company.

(3) Assumes the sale of all Shares offered hereby. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this offering. See "Plan of Distribution."

                                       15.

                              PLAN OF DISTRIBUTION

         The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly or by or through agents or broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to such Shares for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

         The Company entered into agreements with the Selling Stockholders to register their Shares under applicable federal and state securities laws. The Company will pay substantially all of the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $23,207. Such agreements provide for cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Shares.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California ("Cooley Godward").
                                     EXPERTS

         The consolidated financial statements and schedule of Molecular Devices Corporation appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                       16.

         No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                                       Page

Available Information.............................................      4
Incorporation of Certain Documents By Reference...................      4
Summary Information...............................................      6
The Offering......................................................      8
Risk Factors......................................................      9
The Company.......................................................     14
Use of Proceeds...................................................     14
Dividend Policy...................................................     14
Selling Stockholders..............................................     15
Plan of Distribution..............................................     16
Legal Matters ....................................................     16
Experts...........................................................     16

                                  46,830 SHARES





                                    MOLECULAR
                                     DEVICES
                                   CORPORATION



                                  COMMON STOCK









                                 --------------

                                   PROSPECTUS

                                 --------------









                                FEBRUARY 26, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates.

            Registration fee............................     $   207
            Printing and engraving expenses.............       3,000
            Legal fees and expenses.....................      15,000
            Accounting fees and expenses................       5,000
                                                              ------
                     Total..............................     $23,207
                                                              ======


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law.

         The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

EXHIBIT
NUMBER    DESCRIPTION OF DOCUMENT

 2.1      Stock Purchase Agreement, dated June 7, 1996, among Molecular Devices
            Corporation, NovelTech Systems, Inc., Brad Neagle and Kirk Schroeder
            (1)
 3.2      Amended and Restated Certificate of Incorporation (2)
 3.3      Bylaws of the Registrant (2)
 4.1      Specimen Common Stock Certificate (2)
 5.1      Opinion of Cooley Godward LLP
 11.1     Statement regarding computation of net income (loss) per share (3)
 23.1     Consent of Ernst & Young LLP (reference is made to page II-5)
 23.2     Consent of Cooley Godward LLP (reference is made to Exhibit 5.1)
 24.1     Power of Attorney (reference is made to page II-4)
 27.1     Financial Data Schedule

------------------------------
         (1) Filed as an exhibit to the Company's Current Report on Form 8-K (No. 000-27316), as amended, as filed by the Company with the Securities and Exchange Commission, and incorporated herein by reference.
         (2) Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-98926), as amended, filed with the Securities and Exchange Commission and incorporated herein by reference.
         (3) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission on March 26, 1996, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 26th day of February, 1997.

                        MOLECULAR DEVICES CORPORATION

                        By   /s/ JAMES P. IULIANO
                          ------------------------------------------------------
                                        James P. Iuliano
                              President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints JAMES P. IULIANO and ANDREW H. GALLIGAN or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                  Title                                    Date
            ---------                                  -----                                    ----



   /s/ JAMES P. IULIANO               President, Chief Executive Officer and             February 26, 1997
----------------------------------    Director (Principal Executive Officer)
         James P. Iuliano

   /s/ ANDREW H. GALLIGAN             Vice President, Finance and Chief Financial        February 26, 1997
----------------------------------    Officer (Principal Financial and Accounting
        Andrew H. Galligan            Officer)


   /s/ MOSHE H. ALAFI                 Director                                           February 26, 1997
----------------------------------
          Moshe H. Alafi

   /s/ DAVID L. ANDERSON              Director                                           February 26, 1997
----------------------------------
         David L. Anderson

   /s/  A. BLAINE BOWMAN              Director                                           February 26, 1997
----------------------------------
         A. Blaine Bowman

                                      Director                                           February 26, 1997
----------------------------------
        Paul Goddard, Ph.D.

                                      Director                                           February 26, 1997
----------------------------------
          Andre F. Marion

 /S/ HARDEN M. MCCONNELL, PH.D.       Director                                           February 26, 1997
----------------------------------
    Harden M. McConnell, Ph.D.

  /s/ J. ALLAN WAITZ, PH.D.           Director                                           February 26, 1997
----------------------------------
       J. Allan Waitz, Ph.D.

                                 EXHIBIT INDEX


Exhibit
  No.                                Document

  5.1               Opinion of Cooley Godward LLP
 23.1               Consent of Ernst & Young LLP, Independent Auditors
 27.1               Financial Data Schedule